(m)(4)(A)(i)

May 1, 2011

ING Investors Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the ING Investors Trust Shareholder Service Plan

Ladies and Gentlemen:

Pursuant to our letter agreement dated May 1, 2011, we have agreed to waive the shareholder service fee payable to us under the Shareholder Service Plan for Service Class Shares of ING U.S. Stock Index Portfolio (the “Portfolio”), a series of ING Investors Trust (the “Agreement”), of 0.01% of the average daily net assets attributable to Service Class Shares of the Portfolio from May 1, 2011 through and including May 1, 2012.

By this letter, we agree to waive this fee for the period from May 1, 2011 through and including May 1, 2012.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments Distributor, LLC

Agreed and Accepted:

ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC